For Immediate Release

Contact:
Stock Information Center
(978) 977-8500

January 7, 2008


                        MERIDIAN INTERSTATE BANCORP, INC.
          ANNOUNCES RESULTS OF SUBSCRIPTION AND COMMUNITY OFFERINGS AND
                 COMMENCEMENT OF SYNDICATED COMMUNITY OFFERING

East Boston, Massachusetts - Meridian Interstate Bancorp, Inc., holding company for East Boston Savings Bank, announced today that the resolicitation of maximum subscribers in its subscription and community offerings has concluded. As of January 5, 2008, Meridian Interstate Bancorp received orders in the subscription and community offerings totaling approximately 7,395,632 shares ($73,956,320), not including shares to be purchased by the employee stock ownership plan. In order to complete the offering of its common stock, Meridian Interstate Bancorp must sell at least 8,542,500 shares of common stock, which is the minimum of the offering range.

In addition, Meridian Interstate Bancorp announced that it is commencing the syndicated community offering. The syndicated community offering will be conducted through a syndicate of broker-dealers that will be managed by Keefe, Bruyette & Woods, Inc. Neither Keefe, Bruyette & Woods nor any other member of the syndicate group will be required to purchase any shares in the offering. The number of shares available for sale in the syndicated community offering will be reduced by the number of shares sold in the subscription and community offering.

The completion of the offering remains subject to confirmation by Meridian Interstate Bancorp's independent appraiser of its existing appraisal and receipt of final regulatory approvals, including approval of the amount of stock sold in the offering.

The terms and conditions of the syndicated community offering are more fully set forth in Meridian Interstate Bancorp's prospectus dated November 13, 2007 and prospectus supplement dated December 26, 2007. The offering is made only by the prospectus, as supplemented, and shares may only be subscribed for using the order forms provided by Meridian Interstate Bancorp.

This press release contains certain forward-looking statements about the proposed stock issuance by Meridian Interstate Bancorp. These include statements regarding the proposed timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, and changes in the securities markets. Except as required by law, Meridian Interstate Bancorp does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the prospectus. The shares of common stock offered by Meridian Interstate Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.